                                                                   EXHIBIT 10.20

                 AMENDED AND RESTATED DISTRIBUTORSHIP AGREEMENT


     THIS AGREEMENT is made and entered into as of the 1st day of December, 1999, by and between ENTEGRIS, INC., a Minnesota corporation ("Entegris"), EMPAK, INC., a Minnesota corporation ("Empak"), MARUBENI AMERICA CORPORATION, a New York corporation (the "Exporter"), and MARUBENI CORPORATION, a Japanese corporation (the "Distributor").

                                    Recitals

     WHEREAS, Entegris has acquired all of the issued and outstanding common stock of Empak and Fluoroware, Inc., a Minnesota corporation ("Fluoroware"), pursuant to that certain Consolidation Agreement under the terms of which both Empak and Fluoroware will continue to independently manufacture some or all of their respective product lines for a limited period of time until such time as Entegris deems it appropriate to combine the manufacturing operations and facilities of both entities, in which case each entity may cease to exist as independent legal entities; and

     WHEREAS, Empak, the Exporter and the Distributor have been and continue to be parties to a distribution agreement for the distribution of products manufactured by Empak in the territory of Japan pursuant to that certain Distributorship Agreement dated February 28, 1997 (the "First Distributorship Agreement"); and

     WHEREAS, Entegris is now engaged in the manufacture and world-wide distribution of products including, but not limited to, products of similar design, function and application to products as defined in the First Distributorship Agreement, directly or through its subsidiaries and affiliates; and

     WHEREAS, by virtue of the combination, Entegris has elected to distribute products by business line rather than by manufacturer as contemplated in the First Distributorship Agreement, according to the following business line categories: Test Assembly and Packaging ("TAP"), Critical Fluid Management ("CFM"), Wafer Management ("WM") and Integrated Shipping Systems ("ISS"). The foregoing business lines shall, for purposes of this Agreement, be referred to individually and/or collectively as "Business Lines;" and

     WHEREAS, the parties have agreed to modify the First Distributorship Agreement to provide for the distribution of products manufactured by Entegris and/or its subsidiaries and affiliates by Business Line.

                                    Agreement

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                    Article I
                                   Definitions

          1.1) When used in this Agreement, the following terms shall have the following meanings:

               (a) "Products" shall mean ISS products (multiple wafer shippers, disk shippers and disk process cassettes) manufactured by Entegris and/or its subsidiaries and affiliates.

               (b) "Territory" shall mean Japan.

               (c) "Entegris" when used herein shall refer to Entegris and/or Empak as the context requires until the latter's dissolution or the assumption of manufacturing and sales operations by Entegris.

                                   Article II
                                   Appointment

          2.1) Entegris hereby appoints the Exporter as its exclusive exporter to purchase and export Products into the Territory during the term of this Agreement. Entegris hereby appoints the Distributor as its exclusive distributor to sell, market and distribute Products into the Territory during the term of this Agreement. Provided, however, the Exporter and Distributor shall cease the purchase and resale of SMIF type pods to all customers as soon as possible, with the exception that the purchase and resale of 200 mm SMIF type pods to Sony, Fujitsu and Dai Nippon Printing may continue through August 31, 2000 at which time all sales of SMIF type pods shall cease. Both the Exporter and the Distributor hereby accept such appointment, upon the terms and conditions hereinafter set forth.

          2.2) With respect to the disk shippers and disk process cassettes ("Disk Products"), the list of customers in the Territory for which the Exporter and the Distributor shall have the exclusive right to sell the Disk Products shall be as set forth in Exhibit A attached hereto and made an integral part hereof.

                                   Article III
                                  Relationship

          3.1) The relationship between Entegris, Empak and the Exporter and between the Exporter and the Distributor, respectively, created hereby is that of vendor and vendee only, and nothing contained in this Agreement shall be deemed or construed as constituting one party as an agent or legal representative of the other party for any purpose whatsoever, or as conferring upon one party any right or authority to assume or create any obligation or responsibility, express or implied, orally or in writing, on behalf of or in the name of the other party or to bind the other party in any manner whatsoever.


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                                   Article IV
         Prices; Minimum Order; Forecasts; Withdrawal from Manufacturing

          4.1) The prices of Products purchased by the Exporter from Entegris shall be as set forth in the price list attached hereto as Exhibit B and made an integral part hereof. Entegris shall notify the Exporter of price changes not later than thirty (30) days prior to the respective effective date thereof.

          4.2) All duties and taxes applicable to or levied on Products sold to the Exporter hereunder by any level of government or any subdivision, agency or instrumentality thereof outside the Territory shall be borne and paid by the Exporter. All duties and taxes applicable to or levied on Products sold to the Distributor hereunder by any level of government or any subdivision, agency or instrumentality thereof in the Territory, except as hereinafter specified, shall be borne and paid by the Distributor.

          4.3) From time to time, Entegris shall furnish the Distributor with a suggested list price of the Products (the "Suggested List Price"). Both parties understand that the Suggested List Price shall have the character of price recommendations only. The Distributor shall provide Entegris when requested with a report describing: (i) the quantity of each type of Product sold; (ii) the prices charged by the Distributor for each type of Product; and (iii) a description of the costs incurred by the Distributor related to the Products, including, but not limited to, delivery, handling and document preparation charges.

          4.4) Unless approved by Entegris in writing, the Distributor shall purchase Products in case lots only; provided, however, the Distributor may order less than a full case for the sole purpose of providing evaluation samples of the Products, in which case the Distributor shall pay fifty percent (50%) of Entegris' list price plus one hundred percent (100%) of the shipping and handling charges.

          4.5) The Distributor shall provide to Entegris, no later than thirty
     (30) days prior to the beginning of each calendar quarter a forecast of sales by Product for each of the next twelve (12) months. Such forecast shall be updated on a rolling basis each month. The Distributor agrees to purchase and take delivery of a minimum of three (3) months' forecasted sales of each Product each calendar year.

          4.6) Entegris shall receive all orders at least thirty (30) days prior to the date specified in such order for delivery unless the specified Products are already in Entegris' available-for-shipment inventory. Subject to raw material availability, expected normal lead-time from order acceptance to shipment date is three weeks. A lead-time report will be provided by Entegris from time to time to reflect changes in capacity loading. Entegris will ship earlier than three weeks if requested by a customer on a best efforts basis. All such orders shall be subject to acceptance and confirmation by Entegris.

          4.7) In the event the Exporter and/or the Distributor request modifications or cancellations on an accepted order when the Cargo Ready Date (C/R) is less than 30 days away, no cancellations will be allowed, otherwise, the Distributor shall pay a fee equal to one hundred percent (100%) of the aggregate purchase price of Products covered by the cancellation through the Exporter. If the Cargo Ready Date is greater than 30 days but less than 60 days, the order may not be cancelled but may be moved out by three weeks (21 days). If Entegris delays more than two (2) weeks from the acknowledged Cargo Ready Date, the difference between air and ocean freight costs shall be borne by Entegris.

          4.8) The prices of Products sold by the Distributor in the Territory shall be determined by the Distributor, subject to the Distributor Covenants (Article VIII, 8.1, 8.5).

          4.9) Entegris may withdraw a Product from manufacture or distribution upon ninety (90) days notice to the Exporter and/or Distributor.

                                    Article V
                        Payment Terms; Order Cancellation

          5.1) Payment for Products purchased by the Exporter shall be made to average net thirty (30) days after transfer to Exporter's designated transfer agent or carrier, F.O.B. point of origin or Entegris' designated manufacturing facility. Payments will be made each month by the 15th day of the month for shipments occurring the previous month, provided that the Exporter has received invoices for such Products by the 5th day of the month when the payment is due and there exists no known written dispute with respect to such invoices. If Entegris falls to receive a payment by the 15th day of the month, then the Exporter shall pay a finance charge of two percent (2%) per month in addition for the actual number of days elapsed. Entegris shall provide to the Exporter a statement of any outstanding finance charges on a quarterly basis.

                                   Article VI
                          Delivery Terms; Risk of Loss

          6.1) The terms of shipment of Products shall be F.O.B. point of origin or Entegris' designated manufacturing facility, unless otherwise agreed upon. Risk of loss shall pass to the Exporter upon transfer to the Exporter's designated transfer agent or carrier.

                                   Article VII
                           Individual Purchase Orders

          7.1) Individual purchase orders shall be submitted on the Exporter's purchase order (the "Purchase Order") bearing its standard terms and conditions of sale. Notwithstanding the Exporter's published standard terms and conditions, Entegris' standard terms and conditions shall apply. The form of Entegris' or Empak's terms and conditions of purchase, as the case may be, are attached hereto as Exhibit C and made an integral part hereof. Entegris shall have, as soon as possible, but not more than seven (7) days after receipt of each Purchase Order to note any exceptions thereto, which shall be distributed to the Exporter and/or the Distributor via facsimile.

          7.2) Each Purchase Order shall be deemed to incorporate all of the terms and conditions of this Agreement to the extent applicable. In the event of conflict between the terms and conditions of this Agreement and the terms and conditions contained on the reverse side of said Purchase Order, this Agreement shall control.

                                  Article VIII
                              Distributor Covenants

          8.1) The Distributor shall use its best efforts to actively promote the sale and distribution of Products in the Territory, shall maintain the highest standards of performance in sales, service, physical facilities, financial responsibility and general conduct toward the public, and shall otherwise carry out the terms of this Agreement. The Distributor shall conduct its relationships with the Exporter and other affiliates in such a manner that the competitiveness of Products in the marketplace will not be negatively affected.

          8.2) The Distributor shall designate whether a Product is ordered for sale and delivery to a particular customer or to be held in the Distributor's inventory. If a Product is ordered for sale and delivery to a particular customer, then the Distributor covenants that it shall not sell and deliver the Product to another customer without prior written notice to Entegris. The Distributor agrees, that during the term of this Agreement, it shall not sell Products to any customer who the Distributor knows or should reasonably know intends to resell or otherwise distribute Products outside the Territory. In the event empty Products sold by the Distributor are shipped or consigned for delivery outside of the Territory without the consent of Entegris, whether by a customer to a third party or to the customer's facilities outside of the Territory, Entegris shall backcharge the Distributor for all commissions or other compensation due Entegris' local representatives or distributors, and/or Entegris may terminate this Agreement if the Distributor knowingly violates the Territory restrictions as described herein.

          8.3) The Distributor shall establish a dedicated staff of sales and technical personnel whose exclusive duties will involve selling, marketing and distributing Products in the Territory, and otherwise fulfilling the terms and intent of this Agreement. A schedule setting forth the names and titles of each such persons shall be provided in writing to Entegris within thirty (30) days of the date of this Agreement, and the Distributor shall provide Entegris an amended schedule within thirty (30) days of any change in the composition of such staff of sales and technical personnel. The sales and technical personnel selected by the Distributor shall be sufficient in expertise and number to sell, market and distribute Products and otherwise fulfill the terms and intent of this Agreement. The Distributor acknowledges that temporarily assigning personnel from its other operations shall not be sufficient for purposes of fulfilling its obligations under this Article 8.3.

          8.4) During the term of this Agreement, the Distributor shall, by use of its best efforts, prompt delivery, efficient service and otherwise, actively builds, maintains and develops the full sales potential for Products within the Territory. To the best of its efforts, the Distributor shall devote time to expanding the sale of Products and the Distributor shall cooperate with Entegris in Entegris' plans for the building, maintenance and expansion of such sales. The Distributor shall regularly solicit customers within the Territory. The Distributor shall keep Entegris informed of the progress of the Distributor's marketing efforts, and shall provide to Entegris: (i) continuous market feedback and forecasts; (ii) monthly activity reports; and (iii) annual customer sales plans, so that Entegris may schedule its manufacturing activities accordingly.

          8.5) The Distributor shall not use subdistributors in connection with fulfilling its obligations under this Agreement without informing Entegris of the identity and affiliate relationship of the subdistributor to the Distributor. The Distributor shall have responsibility for the actions and performance of its subdistributors.

                                   Article IX
                               Entegris Covenants

          9.1) Entegris shall provide the Distributor, free of charge, from time to time, basic information and illustrative materials for the preparation of catalogs and advertising and promotional literature, together with technical data, new Product releases, and all other sales materials pertinent to Products. These illustrative materials may be supplied with terms and conditions (including Entegris' warranty terms and disclaimers). However, it shall be the responsibility of the Distributor to provide translation and delivery of the warranty for Products as required by
     Article X.

          Product samples provided by Entegris to the Distributor shall be paid for on a 50/50 basis between the parties with the Distributor paying for the cost of shipping. Samples provided for the purpose of qualifying an engineering change which accrue to the benefit of Entegris shall be provided at no charge by Entegris.

          9.2) Entegris reserves the right to communicate directly with customers of Products regarding technical support or Product quality; or for any reason if a customer requests to directly communicate with Entegris.

          9.3) Entegris agrees, that during the term of this Agreement, it shall not sell Products to any Distributor or customer located outside the Territory who Entegris knows or should reasonably know intends to resell or otherwise distribute Products inside the Territory. In the event Products sold by Entegris outside the Territory are shipped or consigned for delivery inside the Territory, whether by a distributor or customer to a third party or to a distributor's or customer's facilities inside the Territory, the Distributor shall receive a commission equal to ten percent (10%) of Gross Sales of such Products. The term "Gross Sales" means gross sales of Products net of freight and other customarily deductible costs.

                                    Article X
                                    Warranty

          10.1) Entegris warrants that Products sold and delivered to the Exporter and/or the Distributor hereunder are in accordance with Entegris' written warranty attached hereto as Exhibit D (the "Entegris' Written Warranty").

          10.2) The Distributor shall provide each customer of Products with a copy of Entegris' Written Warranty (as translated into Japanese): (i) on each occasion that it delivers Products to such customers or (ii) annually, in a writing to the customer which contains Entegris' Written Warranty. The Distributor shall provide, annually, certification of compliance with the foregoing and a list of customers to whom the translated Written Warranty was provided. The Distributor shall not warrant any Empak Product beyond the scope of Entegris' Written Warranty, and agrees not to make any oral or written representations concerning Products except as approved by Entegris in writing from time to time.

          10.3) In the event that any Product or part thereof are found to be defective or not in conformity with the agreed specifications within the written warranty period, Entegris' sole obligation shall be to replace such defective or non-conforming Product(s) free of charge within sixty (60) days or as soon as practicable after receipt of a claim from the Distributor. In no event shall Entegris have any responsibility or bear any liability for the cost of labor for the repair of any defective Product(s), the removal of any defective Product(s) or the installation of any replacement Product(s).

          10.4) All transportation and other costs incurred in connection with sorting or the return of any defective or non-conforming Products or part thereof and the replacement therefor pursuant to the foregoing Article 10.2 shall be borne by Entegris; provided, however, that Entegris shall not be responsible for any of the foregoing costs until it has issued an authorization order, in writing to the Distributor, authorizing the Distributor to (i) return such defective or non-conforming Products; or
     (ii) take other remedial action.

          10.5) Entegris shall indemnify and hold the Distributor harmless from and against any loss, damage, cost, expense, claim or liability which may be incurred by or asserted against the Distributor as a result of any breach of the warranty contained in Article 10.1 above; provided, however, that Entegris shall not be required to indemnify and hold the Distributor harmless from any loss, damage, cost, expense, claim or liability which may be incurred by or against the Distributor as a result the Distributor's failure to comply with Article 10.2 above.

          10.6) ENTEGRIS WRITTEN WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY ENTEGRIS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF ENTEGRIS FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE, REPAIR OR PERFORMANCE OF THE PRODUCTS.

                                   Article XI
                             Proprietary Information

          11.1) It is expressly understood and agreed by the parties hereto that all information furnished by or obtained from one party to the other party during the term of this Agreement including, without limitation, all drawings, plans, data, instructions, hardware and software, whether furnished in writing, orally or in physical configuration, is the proprietary information and constitute the trade secrets of the party who furnished such information or from whom the same was obtained, and shall not be disclosed to any third party, nor shall the same be used by the other party for any purpose other than the performance of its obligations hereunder without the prior written consent of the party who originally furnished such information. This obligation of confidence shall extend for a period of three (3) years from the date of receipt of such information.

          11.2) As an exception to the obligation of confidence contained in the foregoing Article 11.1, a party may disclose proprietary information to such of its employees or third parties as may reasonably require access to such information in order for the party to fulfill its obligations under this Agreement; provided, however, that prior to any such disclosure, the receiving party shall have agreed in writing to use and protect such information in accordance with the terms of this Agreement.

          11.3) The provisions of this Article XI shall survive the termination of this Agreement for whatever reason.

                                   Article XII
                          Intellectual Property Rights

          12.1) Entegris warrants that the possession, use, sale or other transfer of Products in the Territory by the Distributor, an end user or any third party will not infringe any patent, trade name, trademark, utility model, design, copyright or other intellectual property right belonging to any third party in the Territory.

          12.2) Entegris shall defend any legal action or other proceeding brought against the Exporter and/or Distributor insofar as such legal action or other proceeding is based upon a claim that Products or any part thereof sold and delivered hereunder infringes any patent, trade name, trademark, utility model, design, copyright or other intellectual property right belonging to any third party in the Territory. The Exporter and/or Distributor shall notify Entegris of such legal action or other proceeding, and shall provide Entegris with such assistance and cooperation in the defense thereof as Entegris may reasonably request. Entegris shall have sole control over any such legal action or other proceeding and shall indemnify and hold the Exporter and/or Distributor harmless from and against any loss, damage, cost, expense, claim or liability which may be incurred by or asserted against it as the result of an alleged or actual infringement of any intellectual property right belonging to any third party in the Territory.

                                  Article XIII
                               Term; Annual Review

          13.1) This Agreement shall supercede the First Distributorship Agreement and shall terminate on February 27, 2003 (the "Termination Date") unless terminated by either party pursuant to Article 13.2 or 13.3. In the event this Agreement is not renewed by mutual agreement of the parties, Distributor shall receive a sales commission equal to four percent (4%) of the Gross Sales Price of all Products sold in the Territory by Entegris, its employees, agents or representatives during the twelve (12) month after termination and two percent (2%) of the Gross Sales Price of all Products sold in the Territory by Entegris during the second twelve (12) month period after termination.

          13.2) Either party hereto may terminate this Agreement by written notice to such effect to the other party if the other party commits a material breach of any material term or condition contained in this Agreement and fails to initiate to remedy the same within thirty (30) days after notice from the party not in breach setting out the nature of such breach and demanding that the same be remedied.

          13.3) Either party may terminate this Agreement upon notice to such effect to the other party if bankruptcy, insolvency or reorganization proceedings or any other proceedings analogous in nature or effect are instituted by or against the other party; the other party is dissolved or liquidated, whether voluntarily or involuntarily; a receiver or trustee is appointed for all or a substantial part of the assets of the other party; or the other party makes an assignment for the benefit of creditors.

          13.4) On each annual anniversary of the Effective Date, the parties shall conduct a mutual review of each other's performance under this Agreement at such time and place as the parties mutually agree upon. The Distributor shall be reviewed on the basis of its adherence to the standards set forth in this Agreement, including, but not limited to, its covenants set forth in Article VIII herein, the quality and accuracy of market forecasts and other information required to be supplied, customer satisfaction and market penetration. Entegris shall be reviewed on the basis of its adherence to the standards set forth in this Agreement, including, but not limited to, its covenants set forth in Article IX herein, Product quality and customer service.

          13.5) No termination of this Agreement, for whatever reason, shall affect any right or liability of either party which has accrued to the other party prior to the date of such termination or which thereafter may accrue in respect of any act or omission to act committed prior to such termination, nor shall any such termination affect any right or obligation of either party which is expressly stated elsewhere in the Agreement to survive the termination hereof.

          Entegris shall repurchase such Products from the Distributor at a price equal to the original purchase price paid by the Distributor plus transportation costs, duties, storage, interest and other costs incurred by distributor importing Products in the Territory and reasonably verifiable by Entegris, in which event, Distributor must refrain from further sales of Products. Only those Products, which are new and unused, currently manufactured, unopened and undamaged in their original packaging, are eligible for repurchase. Upon termination hereunder, the Distributor shall provide Entegris a detailed inventory of Products for repurchase under this paragraph. Said inventory shall be provided within thirty (30) days and contain the following information: (i) Product numbers; (ii) Product quantities; (iii) dates of purchase; (iv) purchase price; and (v) verified import costs.

          13.6) Upon termination, Distributor agrees to use its best efforts to transition customers to Entegris. Distributor's best efforts shall include, but not be limited to, introducing an Entegris representative to each customer, providing each customer's corporate name and buyer name, relevant addresses, communications information, each customer's detailed purchase history for the two (2) year period immediately preceding the date of termination by date and Product number, buying volumes, historical prices charged therefore and any other pertinent data which is available to Distributor.

                                   Article XIV
                                  Force Majeure

          14.1) Neither party shall be liable in any manner for failure to perform or delay in performing all or any part of this Agreement or of any individual purchase contract entered into pursuant hereto which is directly or indirectly due to any cause or circumstance beyond the control of such party including, without limitation, acts of God, fire, flood, storms, earthquake, typhoon, tidal wave, plague or other epidemics, governmental laws, orders, regulations, sanctions or restrictions, war (whether declared or not), armed conflict or the serious threat of the same, hostilities, mobilization, blockade, embargo, detention, revolution, riot, looting, lockout, strike or other labor dispute, unavailability of transportation or severe economic dislocation.

                                   Article XV
                                  Governing Law

          15.1) This Agreement shall be governed by and construed in accordance with the substantive laws (but not the laws of conflict) of the State of Minnesota, USA.


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

                                   Article XVI
                                   Arbitration

          16.1) All disputes, controversies or differences which may arise between the parties hereto, out of, in relation to or in connection with this Agreement or any Purchase Order entered into pursuant hereto, or for the breach hereof or thereof, which cannot be resolved amicably by the parties shall be finally settled by arbitration in Minneapolis, Minnesota before a panel of three (3) arbitrators. Each party shall select an arbitrator, and the two arbitrators so chosen shall mutually choose the third arbitrator. The arbitration and all proceedings related thereto shall be conducted in the English language. Provided, however, Entegris may seek injunctive relief to enjoin the threatened or actual disclosure of proprietary information. Any attempt to seek injunctive relieve shall not be deemed an election of remedies and shall not bar Entegris from seeking other remedies or forms of relief provided by law or this Agreement.

          16.2) The award rendered therein shall be final and binding upon all the parties and may be reduced to a judgment in a court of competent jurisdiction.

          16.3) The arbitration and all proceedings related thereto and any award of the arbitrators shall be held in strict confidence by the parties.

                                  Article XVII
                             Covenant Not to Compete

          17.1) The Distributor and the Exporter agree that Entegris would be substantially harmed if the Distributor and/or the Exporter were to compete with Entegris by manufacturing, selling, marketing or distributing items which compete with Products in the Territory, except as provided by the terms of this Agreement. In partial consideration for the benefits provided to the Distributor and the Exporter hereunder, the Distributor and the Exporter agree that:

          (i) During the term of this Agreement and for a period of two (2) years following the termination of this Agreement for whatever reason and for such additional period during which either of Marubeni Corporation or Marubeni America Corporation be and remain shareholders of Entegris, the Distributor and/or the Exporter shall not, directly or indirectly, manufacture, sell, market or distribute Products which are in any way competitive to the Products, including, but not limited to, items which are alternatives or which are made of materials other than plastic but which are marketed in competition with any of the Products; and

          (ii) During the term of this Agreement the Distributor and/or the Exporter shall not, directly nor indirectly, manufacture, sell, market or distribute, in the Territory, items which are alternatives or which are marketed in competition with any of Products.

          17.2) The Distributor and the Exporter agree that Entegris would suffer irreparable injury if the Distributor and/or the Exporter were to breach, or threaten to breach any provisions of Article 17.1. The Distributor and the Exporter further agree that Entegris may seek to enforce this covenant not to compete by applying to the United States District Court, District of Minnesota, Fourth Division, for injunctive relief pending completion of arbitration proceedings. The court shall refer proceedings to the arbitrators selected under Article XVII to determine whether any injunction issued shall remain in effect or be dissolved.

                                  Article XVIII
                                Entire Agreement

          18.1) This Agreement constitutes the entire agreement between the parties hereto and wholly cancels, terminates and supersedes all previous negotiations, agreements and commitments, whether formal or informal, oral or written, with respect to the subject matter hereof.

                                   Article XIX
                                   Amendments

          19.1) This Agreement shall not be amended, changed or modified in any manner except by an instrument in writing signed by a duly authorized representative of each of the parties hereto.

                                   Article XX
                                   Assignment

          20.1) This Agreement shall be binding upon and inure to the benefit of Entegris, the Exporter and the Distributor, and their respective successors and permitted assigns.

          20.2) Entegris may not assign, transfer or otherwise dispose of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the Exporter or the Distributor, which consent shall not be unreasonably withheld.

                                   Article XXI
                                    No Waiver

          21.1) No failure to exercise or delay in exercising any right or remedy under this Agreement by a party shall operate as a waiver thereof or of any other right or remedy which such party may have hereunder nor shall any single or partial exercise of such right or remedy preclude any further exercise thereof or of any other right or remedy which such party may have hereunder.

          21.2) The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law, in equity or otherwise.

                                  Article XXII
                                  Severability

          22.1) In the event that any provision or any portion of any provision of this Agreement is adjudged, by an arbitration panel or a court of competent jurisdiction, to be invalid, illegal, or unenforceable under either the laws of the United States of America or the Territory, such provision or portion thereof shall be deemed to be deleted from this Agreement and the validity of the remainder of this Agreement shall remain unaffected thereby.

                                  Article XXIII
                                     Notices

          23.1) Except as provided in Article 7.1 with regard to Purchase Orders, all notices, requests or other communications required or permitted to be given hereunder shall be sent by registered airmail letter, postage prepaid, or by telecopy or telex (both with confirmation by registered airmail letter, postage prepaid) to the other party at the respective address set forth below or to such other address as may from time to time be notified by a party to the other party in accordance with this Article 23.1:

          If to Entegris:

                           Entegris, Inc.
                           3500 Lyman Boulevard
                           Chaska, MN  55318
                           Attn.: Mr. Stan Geyer, Chief Executive Officer Telecopy No.: 612-556-4480

          and

                           Empak, Inc.
                           3500 Lyman Boulevard
                           Chaska, MN  55318
                           Attention: Mr. Del Jensen, Chief Executive Officer Telecopy No.: (612) 556-4480

          With a copy to:

                           Robert E. Boyle & Associates, P.A.
                           7831 Glenroy Road, Suite 145
                           Bloomington, Minnesota  55439
                           Attention:  Robert E. Boyle, Esq.
                           Telecopy:  612-837-0920

          If to the Distributor:

                           Marubeni Corporation
                           4-2, Ohtemachi 1-chome
                           Chiyoda-ku, Tokyo, Japan
                           Attention:  General Manager, Electronic Materials
                             Department
                           Telecopy No.:  03-3282-4201

          If to the Exporter:

                           Marubeni America Corporation
                           450 Lexington Avenue
                           New York, New York  10017
                           Attention: General Manager, Plastics Division Telecopy No.: (212) 450-0791

          23.2) All notices shall be deemed to have been given when duly transmitted by telex or telecopy or deposited in the mail.

                                  Article XXIV
                                  Counterparts

          24.1) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective, duly authorized representatives as of the day and year first above written.


ENTEGRIS, INC.                           EMPAK, INC.

By: /s/ Stan Geyer                       By: /s/ Stan Geyer
    ------------------------------          ------------------------------------
    Its: President/CEO                      Its: President/CEO
        --------------------------               -------------------------------



The Distributor:                         The Exporter:

MARUBENI CORPORATION                     MARUBENI AMERICA CORPORATION


By: /s/ Illegible                        By: /s/ Illegible
   -------------------------------           -----------------------------------
   Its: General Manager                      Its: Senior Vice President
        --------------------------                ------------------------------
        Electronic Materials Dept.
        --------------------------